EXECUTION VERSION

6 June 2018

NATIONAL ENERGY SERVICES REUNITED CORP.

AL NOWAIS INVESTMENTS LLC

RELATIONSHIP AGREEMENT

AGREEMENT

dated 6_June 2018

PARTIES:

(1)	NATIONAL ENERGY SERVICES REUNITED CORPORATION, a corporation existing under the laws of the British Virgin Islands with its registered address at 777 Post Oak Blvd., 7th Floor, Houston, Texas 77056, USA (the Company); and

(2)	AL NOWAIS INVESTMENTS LLC, a company existing under the laws of the United Arab Emirates with its registered address at Al Nowais Building, PO Box 984, Abu Dhabi, United Arab Emirates (ANI).

Words and expressions used in this agreement (the Agreement) shall be interpreted in accordance with Schedule 1 (Definitions and Interpretation).

WHEREAS:

(A)	The Company has entered into a stock purchase agreement (the SPA) dated as of November 12, 2017 with (amongst others) ANI pursuant to which ANI will sell, and the Company will purchase, such ordinary shares of $1 each of NPS Holdings Limited as are set forth against ANI’s name in Exhibit A of the SPA (ANI’s Company Shares).

(B)	In consideration for the purchase of ANI’s Company Shares, the Company shall pay certain cash consideration and issue to the Reinvesting Stockholder common stock of the Company in the amounts set forth against the Reinvesting Stockholder’s names in Exhibit A of the SPA, on the terms and subject to the conditions set out in the SPA.

(C)	The Company and ANI are entering into this Agreement in order to set out certain rights that ANI will be entitled as a member of the Company.

IT IS AGREED:

1. Commencement and Duration

1.1 This clause 1 and clauses 5 (Confidentiality), 6 (Announcements), 7 (Notices), 8 (Costs and Interest), 9 (Whole Agreement), 10 (Assignment), 11 (Variations), 12 (Invalid Terms), 13 (Enforceability, Rights and Remedies), 15 (Governing Law), 16 (LCIA Arbitration) (and the Schedules referred to in those clauses) and Schedule 1 (Definitions and Interpretation) shall take effect from and including the date of this Agreement.

1.2 All clauses and schedules of this Agreement, other than those referred to in clause 1.1, shall take effect immediately upon NESR Closing.

1.3 Once in force, the provisions of this Agreement shall continue in force and to bind the parties to it from time to time until this Agreement is terminated.

2. Governance

2.1 Immediately upon NESR Closing and for so long as ANI and/or its Affiliates hold 50% of the Consideration Equity Stock set out against its name in column (5), Part 1, Exhibit A of the Sale and Purchase Agreement, ANI shall have the right to nominate 1 (one) person as a Director (such Director, being the ANI Nominee), and to propose to remove any such ANI Nominee and nominate another person in his place. The first ANI Nominee shall be Adnan Ghabris.

2.2 In addition, immediately upon NESR Closing and for so long as ANI and/or its Affiliates hold 50% of the Consideration Equity Stock set out against its name in column (5), Part 1, Exhibit A of the Sale and Purchase Agreement, the Company shall invite a representative of ANI (the ANI Observer), as designated by ANI in its own discretion, to attend all meetings of the Board in a non-voting observer capacity and, in this respect, shall give such ANI Observer copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors.

2.3 The Company shall procure that the appointment of the ANI Nominee to the Board is proposed to and recommended for approval by the Company’s shareholders at the 2018 annual general meeting of the Company (the 2018 AGM) or at any other general meeting of the Company held before the 2018 AGM and the Company shall procure that the appointment of the ANI Nominee to the Board is proposed to and recommended for approval by the Company’s shareholders at such subsequent annual general meeting of the Company as would ensure the appointment or re-appointment of the ANI Nominee nominated by ANI pursuant to the terms hereof.

2.4 If the ANI Nominee is not elected at the applicable annual general meeting of the Company referred to in clause 2.3 above, ANI may propose a replacement ANI Nominee for appointment to the Board. The Company shall propose and recommend the appointment of such replacement ANI Nominee at the next shareholders meeting of the Company. The process set out in this clause 2.4 shall be repeated until the replacement ANI Nominee proposed by ANI is appointed to the Board.

2.5 In addition, if ANI wishes to remove the ANI Nominee and nominate another person in his/her place pursuant to clause 2.1, the Company shall, subject to Law, appoint such replacement ANI Nominee to the Board as soon as possible and in any event shall propose and recommend the appointment of such replacement at the next annual general meeting of the Company following any such nomination.

2.6 During any period between NESR Closing and the appointment of the ANI Nominee to the Board, the ANI Nominee and the ANI Observer shall be entitled to attend meetings of the Board in the capacity of observers with the right to speak and participate in discussions of the Board, but without any voting rights, and the Company shall provide the ANI Nominee and the ANI Observer with written notice of all Board Meetings and all Board papers on the same basis as notices and Board papers are provided to the directors of the Company.

2.7 ANI acknowledges that the Company will require:

(a)	the ANI Nominee appointed to the Board and any committee of the Board, to accept in writing, on substantially the same terms as accepted in writing by the other non-executive directors of the Company to be bound by and duly comply with applicable law and the Articles;

(b)	the ANI Nominee appointed to the Board to accept in writing, on substantially the same terms as accepted in writing by the other non-executive members of the Board or such committees, to keep confidential all information regarding the Group of which they become aware in their respective capacities; and

(c)	any ANI Nominee or ANI Observer that acts as an observer, to accept in writing, to keep confidential all information regarding the Group of which they become aware in their respective capacities.

2.8 If an ANI Nominee dies, resigns, retires or is incapacitated and is removed as a Director, ANI may appoint another Director in accordance with this clause 2.

2.9 The ANI Nominee may be appointed to committees of the Company as such Nominee may qualify, subject to Board approval.

2.10 The Company shall purchase and maintain with a reputable insurer, insurance effective from and including the NESR Closing Date, for or for the benefit of any person who is or was at any time a Director or director or officer of any member of the Company Group, including insurance against, subject to Law, any liability incurred by or attaching to him in respect of any act or omission in the actual or purported exercise of his powers, in each case from and including the NESR Closing Date (or, if later, the date of appointment of such Director or director or officer of any member of the Company Group), and otherwise in relation to his duties, powers or offices in relation to any member of the Company Group (and all costs, charges, losses, expenses and liabilities incurred by him in relation thereto).

3. Lock Up

ANI agrees with the Company that from the date of NESR Closing until the date that is 6 months thereafter, ANI shall not, and will cause its Affiliates to which ANI transfers any Consideration Equity Stock not to, directly or indirectly (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Consideration Equity Stock; (ii) offer, sell, issue, contract to sell or grant any option, right or warrant to purchase the Consideration Equity Stock or securities convertible into or exchangeable for Consideration Equity Stock; or (iii) enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of Consideration Equity Stock or securities convertible into or exchangeable for any Consideration Equity, whether any such aforementioned transaction is to be settled by delivery of Consideration Equity Stock or such other securities, in cash or otherwise. The provisions of this clause 3 shall not prevent ANI granting security in respect of any Consideration Equity Stock to any provider of finance to ANI or any Affiliate of ANI, provided ANI shall remain entitled to vote in respect of the Consideration Equity Stock upon the grant of such security.

4. Electronic Stock

4.1 The Company shall ensure that all Consideration Equity Stock (or other Equity Stock) issued to ANI shall at all times be issued in electronic form.

5. Confidentiality

5.1 Each of ANI and the Company shall keep confidential any information which relates to the contents of, and negotiations leading to, this Agreement (or any agreement or arrangement entered into pursuant to this Agreement) (all such information being Confidential Information).

5.2 The obligations under clause 6.1 do not apply to:

(a)	any disclosure of information which is expressly consented to in writing by each of the parties prior to such disclosure being made (or, if the information only relates to one party, which is expressly consented to in writing by such party);

(b)	disclosure (subject to clause 5.3) in confidence by ANI or the Company to their Affiliates or to ANI’s, Company’s and their Affiliates’ directors, officers, employees, agents and advisers (together the Representatives and each a Representative);

(c)	disclosure of information to the extent required by Law or by any stock exchange or Governmental Authority, or to the extent reasonably required for the purpose of managing the tax affairs of ANI (or any of its Affiliates) or any member of the Company Group.

(d)	disclosure of information on a confidential basis to a bank or financial adviser of ANI or after the Lock-In Period one or more bona fide potential purchasers of Shareholder Instruments or any securities in ANI or in any of its Affiliates;

(e)	disclosure of information which was lawfully in the possession of ANI or any of its Representatives or the Company or its Representatives (as applicable) without any obligation of secrecy prior to it being received or held;

(f)	disclosure of any information which has previously become publicly available other than through ANI’s or the Company’s fault (or that of its Representatives) (as applicable);

(g)	disclosure required for the purposes of any arbitral or judicial proceedings arising out of this Agreement;

(h)	disclosure is required pursuant to the terms of this Agreement; or

(i)	any announcement made in accordance with clause 6.

5.3 Each of the Company and ANI shall inform any Representatives to whom it provides Confidential Information that such information is confidential and shall instruct each such Representative:

(a)	to keep it confidential;

(b)	not to use it for its own business purposes; and

(c)	not to disclose it to any third party (other than those persons to whom it has already been disclosed in accordance with this Agreement).

5.4 The disclosing party shall be responsible for any breach of this clause 5 by a Representative to whom it provides any Confidential Information as if the disclosing party were the party that had breached this clause 5.

6. Announcements

6.1 Subject to clause 6.2, unless otherwise agreed in writing, no party (nor any of its Connected Persons) shall make any announcement or issue any communication in connection with the existence or subject matter of this Agreement.

6.2 The restriction in clause 6.1 shall not apply to the extent that the announcement or communication is required by Law, by any stock exchange or by any Governmental Authority. The Parties agree that this Agreement shall be disclosed in and attached with the Proxy Statement. In this case, the party making the announcement or issuing the communication shall, as far as reasonably practicable:

(a)	use reasonable endeavours to consult with the other parties in advance as to what form it takes, what it contains and when it is issued;

(b)	take into account the relevant parties’ reasonable requirements; and

(c)	announce and/or disclose (as applicable) only the minimum amount of Confidential Information that is required to be announced and/or disclosed (as applicable) and use reasonable endeavours to assist the relevant parties in respect of any reasonable action that they may take to resist or limit such announcement and/or the issuance of such circular (as applicable), acknowledging that a copy of the Agreement will be submitted with the Proxy Statement.

7. Notices

7.1 Any notice to be given by one party to another party in connection with this Agreement shall be in writing in English and signed by or on behalf of the party giving it. It shall be delivered by hand, email or courier using an internationally recognised courier company.

7.2 A notice shall be effective upon receipt and shall be deemed to have been received (i) at the time of delivery, if delivered by hand or courier or (ii) at the time of transmission if delivered by email. Where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.

7.3 The addresses and email addresses of the parties for the purpose of clause 7.1 are:

Company For the attention of: Sherif Foda	Address: 777 Post Oak Blvd Suite 730, Houston, Texas 77056, USA	Email: sfoda@nesrco.com

ANI For the attention of: Chief Investment Officer	Address: Al Nowais Building, PO Box 984, Abu Dhabi, United Arab Emirates	Email: w.abboud@alnowais.com

7.4 This clause 7 does not apply to the formal service of any court / arbitration proceedings.

8. Costs and Interest

8.1 Each of the parties shall be responsible for its own costs, charges and expenses (including taxation) incurred in connection with negotiating, preparing and implementing this Agreement and the transactions contemplated by it.

9. Whole Agreement

9.1 This Agreement sets out the whole agreement between the parties in respect of the subject matter of this Agreement and supersedes any previous draft, agreement, arrangement or understanding between them, whether in writing or not, relating to it. In particular it is agreed that:

(a)	no party has relied on or shall have any claim or remedy arising under or in connection with any statement, representation, warranty or undertaking, made by or on behalf of any other party (or any of its Connected Persons) in relation to the subject matter of this Agreement that is not expressly set out in this Agreement;

(b)	any terms or conditions implied by Law in any jurisdiction in relation to the subject matter of this Agreement are excluded to the fullest extent permitted by Law or, if incapable of exclusion, any rights or remedies in relation to them are irrevocably waived;

(c)	the only right or remedy of a party in relation to any provision of this Agreement shall be for breach of this Agreement; and

(d)	except for any liability in respect of a breach of this Agreement , no party (nor any of its Connected Persons) shall owe any duty of care or have any liability in tort or otherwise to any other party (or its respective Connected Persons) in relation to the subject matter of this Agreement.

9.2 Nothing in clause 9.1 shall limit any liability for (or remedy in respect of) fraud or fraudulent misrepresentation.

9.3 Each party agrees to the terms of this clause 9 on its own behalf and as agent for each of its Connected Persons.

10. Assignment

No party may assign, transfer, charge or otherwise deal with any of its rights or obligations under this Agreement nor grant, declare, create or dispose of any right or interest in it, in whole or in part. Any purported assignment in contravention of this clause 10 shall be void.

11. Variations

11.1 No variation of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of all the parties to it.

11.2 If this Agreement is varied:

(a)	the variation shall not constitute a general waiver of any provisions of this Agreement;

(b)	the variation shall not affect any rights, obligations or liabilities under this Agreement that have already accrued up to the date of variation; and

(c)	the rights and obligations of the parties under this Agreement shall remain in full force and effect, except as, and only to the extent that, they are so varied.

12. Invalid Terms

12.1 Each of the provisions of this Agreement is severable.

12.2 If and to the extent that any provision of this Agreement:

(a)	is held to be, or becomes, invalid or unenforceable under the Law of any jurisdiction; but

(b)	would be valid, binding and enforceable if some part of the provision were deleted or amended,

12.3 then the provision shall apply with the minimum modifications necessary to make it valid, binding and enforceable. All other provisions of this Agreement shall remain in force.

12.4 The parties shall negotiate in good faith to amend or replace any invalid, void or unenforceable provision with a valid, binding and enforceable substitute provision or provisions, so that, after the amendment or replacement, the commercial effect of the Agreement is as close as possible to the effect it would have had if the relevant provision had not been invalid, void or unenforceable.

13. Enforceability, Rights and Remedies

13.1 Any waiver of, or election whether or not to enforce, any right or remedy provided under or pursuant to this Agreement or by Law must be in writing , and no waiver or election shall be inferred from a party’s conduct. Any such waiver shall not be, or be deemed to be, a waiver of any subsequent breach or default.

13.2 Except as expressly provided in this Agreement, no failure or delay by any party in exercising any right or remedy relating to this Agreement or by Law shall impair such right or remedy or operate or be construed as a waiver or variation of it or be treated as an election not to exercise such right or remedy or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

13.3 A party that waives a right or remedy provided under this Agreement or by Law in relation to one party, or takes or fails to take any action against that party, does not affect its rights in relation to any other party.

13.4 The rights and remedies of each of the parties under or pursuant to this Agreement are cumulative, may be exercised as often as such party considers appropriate and are in addition to its rights and remedies under Law.

14. Counterparts

This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment shall be an effective mode of delivery.

15. Governing Law

This Agreement and any non-contractual obligations arising out of, or in connection with, it shall be governed by, and interpreted in accordance with, the laws of the state of New York.

16. LCIA Arbitration

Any controversy, dispute or claim arising under or in connection with this Agreement (including, without limitation, any non-contractual right or obligation arising in connection therewith or the existence, validity, interpretation or breach hereof and any claim based on contract, tort of statute) (a Dispute) shall be referred to and finally resolved by a binding arbitration, to be held in London, England pursuant to the rules (Rules) of the London Court of International Arbitration (LCIA). The seat or legal place of arbitration shall be London, United Kingdom. The Rules are incorporated by reference into this Section and capitalised terms used in this Section which are not otherwise defined in this Agreement have the meaning given to them in the Rules. The arbitration shall be conducted in the English language. Each party shall bear its own expenses incurred in connection with arbitration and the fees and expenses of the arbitrators shall be shared equally by the parties involved in the dispute and advanced by them from time to time as required. It is the mutual intention and desire of the parties that a tribunal of three arbitrators be constituted as expeditiously as possible following the submission of the dispute to arbitration. The Purchaser party to the Dispute shall appoint one arbitrator, the Selling Stockholders that are party to the Dispute shall appoint one arbitrator, and one arbitrator who shall serve as chairman shall be nominated by the agreement of the arbitrators appointed by such Purchaser and Selling Stockholders. Failing such agreement within 15 days of the nomination of the party-nominated arbitrators, the arbitrator shall be nominated by the LCIA. Once such tribunal is constituted and except as may otherwise be agreed in writing by the parties involved in such dispute or as ordered by the arbitrator upon substantial justification shown, the hearing for the dispute will be held within sixty (60) days after submission of the dispute to arbitration. The arbitrator shall render their final award within sixty (60) days, subject to extension by the arbitrator upon substantial justification shown of extraordinary circumstances, following conclusion of the hearing and any required post-hearing briefing or other proceedings ordered by the arbitrator. The arbitrator will state the factual and legal basis for the award. The decision of the arbitrator in any such proceeding will be final and binding and not subject to judicial review and final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment will not be required to make such award effective. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action. Each of the parties hereto agrees that a judgment in any such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Schedule 1

Definitions and Interpretation

1. Definitions. In this Agreement, the following words and expressions shall have the following meaning:

Affiliate means, in relation to any person or Undertaking (the relevant person):

(a)	any person Controlled by the relevant person (whether directly or indirectly);

(b)	any person Controlling (directly or indirectly) the relevant person;

(c)	any person Controlled (whether directly or indirectly) by any person Controlling the relevant person,

but in respect of ANI and/or its other Affiliates, shall exclude the members of the Company Group;

ANI’s Company Shares has the meaning given in the Preamble;

ANI Nominee has the meaning given in clause 2.1;

ANI Observer has the meaning given in clause 2.2;

Articles means the Company articles of association, as amended from time to time;

Board means the board of directors of the Company;

Board Meeting means a meeting of the Board duly convened in accordance with the Articles;

Business Day means any day of the year except Friday, Saturday and Sunday on which national banking institutions in the UAE and New York, United States of America are open to the public for conducting general commercial business and are not required or authorized to close;

Company Group means the Company and all entities Controlled by the Company from time to time;

Confidential Information has the meaning given in clause 5.1;

Consideration Equity Stock has the meaning given in the SPA;

Connected Persons means, in relation to a party, any Affiliate of that party and any officer, employee, agent, adviser or representative of that party or any of its Affiliates, in each case, from time to time;

Control means, in relation to any Undertaking (being the Controlled Person), being:

(a)	entitled to exercise, or control the exercise of (directly or indirectly) more than 50 per cent. of the voting power at any general meeting of the shareholders, members or partners or other equity holders (and including, in the case of a limited partnership, of the limited partners of) (or in the case of a trust, of the beneficiaries thereof) in respect of all or substantially all matters falling to be decided by resolution or meeting of such persons; or

(b)	entitled to appoint or remove or control the appointment or removal of:

(i)	directors on the Controlled Person’s board of directors or its other governing body (or, in the case of a limited partnership, of the board or other governing body of its general partner) who are able (in the aggregate) to exercise more than 50 per cent. of the voting power at meetings of that board or governing body in respect of all or substantially all matters; and/or

(ii)	any managing member of such Controlled Person;

(iii)	in the case of a limited partnership its general partner; or

(iv)	in the case of a trust, its trustee and/or manager; or

(c)	entitled to exercise a dominant influence over the Controlled Person (otherwise than solely as a fiduciary) by virtue of the provisions contained in its constitutional documents or, in the case of a trust, trust deed or pursuant to an agreement with other shareholders, partners, members or beneficiaries of the Controlled Person, and Controller, Controlled, and Controlling shall be construed accordingly;

Directors means the directors of the Company from time to time;

Dispute has the meaning given in clause 16;

Equity Stock means common stock of the Company;

Law means any applicable statute, law, rule, regulation, guideline, ordinance, code, policy or rule of common law issued, administered or enforced by any Governmental Authority, or any judicial or administrative interpretation thereof including the rules of any stock exchange;

LCIA has the meaning given in clause 16;

NESR Closing has the meaning given to such term in the Sale and Purchase Agreement;

NESR Closing Date has the meaning given in the Sale and Purchase Agreement;

Parties means the parties to this Agreement from time to time (including any person who at the relevant time is a party to, or has agreed (by executing a Deed of Adherence) to be bound by, this Agreement);

Proxy Statement means the submission by Company to the Securities and Exchange Commission to request approval by the shareholders of the Company to approve the transaction contemplated by the Sale and Purchase Agreement.

relevant person has the meaning given in the definition of Affiliate;

Representative has the meaning given in clause 5.2(b);

Rules has the meaning given in clause 16;

Sale and Purchase Agreement means the stock purchase agreement dated on or about November 12, 2017, between the Company, Hana Investments WLL, NPS Holdings Limited and “the Selling Stockholders”;

Shareholder Instrument means:

(a)	any Stock (including Equity Stock);

(b)	any shares in the capital of any of the subsidiaries of the Company;

(c)	any instrument, document or security granting a right of subscription for, or conversion into Shares or shares in the capital of any of the subsidiaries of the Company; and

(d)	loan stock or any other instrument or security evidencing indebtedness issued by any member of the Company Group (excluding any third party debt financings);

Stock means stock in the capital of the Company, from time to time;

tax includes (a) taxes on gross or net income, profits and gains, and (b) all other taxes, levies, duties, imposts, charges and withholdings or any nature, including any excise, property, value added, sales, use, stamp, occupation, transfer, franchise or payroll taxes (including national insurance or social security contributions), and any payment whatsoever which the relevant person may be or become bound to make to any person as a result of the discharge by that person of any tax which the relevant person has failed to discharge, together with all penalties, charges, fees and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them, and regardless of whether such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the relevant person or any other person and of whether any amount in respect of them is recoverable from any other person; and

Undertaking means a body corporate or partnership or unincorporated association or trust carrying on trade or business with or without a view to profit. In relation to an undertaking which is not a company, expressions in this Agreement appropriate to companies are to be construed as references to the corresponding persons, officers, documents or agents (as the case may be) appropriate to undertakings of that description.

1.	Interpretation. In this Agreement, unless the context otherwise requires:

(a)	headings do not affect the interpretation of this Agreement; the singular shall include the plural and vice versa; and references to one gender include all genders;

(b)	references to an English legal term or concept will, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;

(c)	references to a person include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (in any case, whether or not it has separate legal personality);

(d)	except as otherwise expressly provided in this Agreement, any reference to an enactment (which includes any legislation in any jurisdiction) includes references to: (i) that enactment as amended, consolidated or re-enacted by or under any other enactment whenever made; (ii) any enactment that that enactment re-enacts (with or without modification); and (iii) any subordinate legislation (including regulations) whenever made under that enactment, as amended, consolidated or re-enacted as described at (i) or (ii), except to the extent that any of the matters referred to in (i) to (iii) occurs on or after the date of this Agreement and increases or alters the liability of a party under this Agreement;

(e)	references to US$ are references to the lawful currency from time to time of the United States of America;

(f)	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; and

(g)	if there is any inconsistency between any definition set out in this Schedule and a definition set out in any clause or any other Schedule, then, for the purposes of construing that clause or Schedule, the definition set out in that clause or Schedule shall prevail.

2. Where any obligation in this Agreement is expressed to be undertaken or assumed by any party, that obligation is to be construed as requiring the party concerned to exercise all rights and powers of control over the affairs of any other person which it is able to exercise (whether directly or indirectly) in order to secure performance of the obligation.

SIGNATURE PAGE TO THE RELATIONSHIP AGREEMENT

IN WITNESS WHEREOF this Agreement has been duly executed as a DEED on the date inserted on page 1 of this Agreement:

EXECUTED and DELIVERED	)
as a DEED by	)
NATIONAL ENERGY SERVICES	)
REUNITED CORP.	)
acting by two directors/a director and	)
the secretary/a director in the presence	)
of a witness	)

/s/Sherif Foda
Name: Sherif Foda
Title: CEO

and

/s/Tom Wood
Name: Tom Wood
Title: CFO

or

Witness:

Name:
Occupation:
Address:

SIGNATURE PAGE TO THE RELATIONSHIP AGREEMENT

IN WITNESS WHEREOF this Agreement has been duly executed as a DEED on the date inserted on page 1 of this Agreement:

EXECUTED and DELIVERED	)
as a DEED by	)
AL NOWAIS INVESTMENTS LLC	)
acting by two directors/a director and	)
the secretary/a director in the presence	)
of a witness	)

/s/Hussain Al Nowais
Name: Hussain Al Nowais
Title: Director

and

Name:
Title:

or

Witness:

Name:
Occupation:
Address: